DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

February 20, 2018	Exhibit 23.3

Newfield Exploration Company
4 Waterway Square Place
Suite 100
The Woodlands, Texas 77380

Ladies and Gentlemen:
We hereby consent to the inclusion of references to our firm and to the opinion as mentioned below delivered to Newfield Exploration Mid-Continent Inc. (“Newfield”) regarding our audit of estimates prepared by us with those furnished to us by Newfield of the proved oil, condensate, natural gas liquids, and gas reserves of certain selected properties owned by Newfield in Newfield’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, to be filed with the United States Securities and Exchange Commission on or about February 20, 2018. The opinion is contained in our third-party letter report dated January 16, 2018, with respect to the reserve estimates as of December 31, 2017. Additionally, we hereby consent to the incorporation by reference of such references to our firm and to our opinion in Newfield’s previously filed registration statements on Form S-3 (No. 333- 198120) and Form S-8 (Nos. 333-55110, 333-103348, 333-153061, 333-155249, 333-158961, 333-166672, 333-173964, 333-188770, 333-204964, 333-218026 and 333-318027). We further consent to the inclusion of our third-party letter report dated January 16, 2018, as Exhibit 99.2 in the 10-K.

Very truly yours,

/s/DeGolyer and MacNaughton
DeGolyer and MacNAUGHTON
Texas Registered Engineering Firm F-716